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                          Exhibit 4.2
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        MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
     THE COMPETITIVE EDGE BEST IDEAS PORTFOLIO SERIES 99-1
                   REFERENCE TRUST AGREEMENT


          This Reference Trust Agreement dated February 5, 1999 between DEAN WITTER REYNOLDS INC., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Dean Witter Select Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated September 30, 1993, as amended. Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                       WITNESSETH THAT:

          In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                              I.

            STANDARD TERMS AND CONDITIONS OF TRUST


          Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended as follows:

          A. The first sentence of Section 2.01 is amended to add the following language at the end of such sentence:
     "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more of such Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Securities within the 90-day period following the first deposit of Securi-ties in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee deter-mine".

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          B.   The first sentence of Section 2.06 is amended to
     add the following language after "Securities"))": "and/or cash (or a letter of credit in lieu of cash) with instruc-tions to the Trustee to purchase one or more Additional Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Additional Securities within the 90-day period following the first deposit of Securities in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

          C.   Article III, entitled "Administration of Trust",
     Section 3.01 Initial Cost shall be amended as follows:

          Section 3.01 Initial Cost shall be amended to substi-tute the following language:

          SECTION 3.01.  INITIAL COST  The costs of organ-
     izing the Trust and sale of the Trust Units shall, to the extent of the expenses reimbursable to the De-positor provided below, be borne by the Unit Holders, PROVIDED, HOWEVER, that, to the extent all of such costs are not borne by Unit Holders, the amount of such costs not borne by Unit Holders shall be borne by the Depositor and, PROVIDED FURTHER, HOWEVER, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Sec-tion 2.01. Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein speci-fied, from the Principal Account, and pay to the De-positor the Depositor's reimbursable expenses of or-ganizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as di-rected by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Se-curities having a value, as determined under Section
     4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Uni-tholders of record at the conclusion of the primary

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     offering period and shall not be reflected in the
     computation of the Unit Value prior thereto. As used herein, the Depositor's reimbursable expenses of or-ganizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and type-setting of the registration statement, prospectuses
     (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospec-tuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimburse-ment of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Deposi-tor otherwise directs, used for payment of redemp-tions in excess of the per-Unit amount allocable to Units tendered for redemption.

          D. The third paragraph of Section 3.05 is hereby amended to add the following sentence after the first sen-tence thereof: "Depositor may direct the Trustee to in-vest the proceeds of any sale of Securities not required for the redemption of Units in eligible money market in-struments selected by the Depositor which will include only negotiable certificates of deposit or time deposits of domestic banks which are members of the Federal Deposit Insurance Corporation and which have, together with their branches or subsidiaries, more than $2 billion in total assets, except that certificates of deposit or time depos-its of smaller domestic banks may be held provided the de-posit does not exceed the insurance coverage on the in-strument (which currently is $100,000), and provided fur-ther that the Trust's aggregate holding of certificates of deposit or time deposits issued by the Trustee may not ex-ceed the insurance coverage of such obligations and U.S. Treasury notes or bills (which shall be held until the ma-turity thereof) each of which matures prior to the ear-lier of the next following Distribution Date or 90 days after receipt, the principal thereof and interest thereon (to the extent such interest is not used to pay Trust ex-

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     penses) to be distributed on the earlier of the 90th day
     after receipt or the next following Distribution Date."

          E.   The first sentence of each of Sections 3.10,
     3.11 and 3.12 is amended to insert the following language at the beginning of such sentence, "Except as otherwise provided in Section 3.13,".

          F.   The following new Section 3.13 is added

          SECTION 3.13.  EXTRAORDINARY EVENT-SECURITY RE-
     TENTION AND VOTING. In the event the Trustee is no-tified of any action to be taken or proposed to be taken by holders of the securities held by the Trust in connection with any proposed merger, reorganiza-tion, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee shall take such action or refrain from taking any ac-tion, as appropriate, so as to insure that the secu-rities are voted as closely as possible in the same manner and in the same general proportion as are the securities held by owners other than the Trust. If stock or securities are received by the Trustee, with or without cash, as a result of any merger, reorgani-zation, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee at the direction of the Depositor may retain such stock or securities in the Trust. Neither the De-positor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this section.

          G. Section 1.01 is amended to add the following definition: (9) "Deferred Sales Charge" shall mean any deferred sales charge payable in accordance with the pro-visions of Section 3.14 hereof, as set forth in the pro-spectus for a Trust. Definitions following this defini-tion (9) shall be renumbered.

          H. Section 3.05 is hereby amended to add the fol-lowing paragraph after the end thereof: On each Deferred Sales Charge payment date set forth in the prospectus for a Trust, the Trustee shall pay the account created pursu-ant to Section 3.14 the amount of the Deferred Sales Charge payable on each such date as stated in the prospec-tus for a Trust. Such amount shall be withdrawn from the Principal Account from the amounts therein designated for such purpose.


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          I.   Section 3.06B(3) shall be amended by adding the
     following:  "and any Deferred Sales Charge paid".

          J. Section 3.08 shall be amended by adding the fol-lowing at the end thereof: "In order to pay the Deferred Sales Charge, the Trustee shall sell or liquidate an amount of Securities at such time and from time to time and in such manner as the Depositor shall direct such that the proceeds of such sale or liquidation shall equal the amount required to be paid to the Depositor pursuant to the Deferred Sales Charge program as set forth in the pro-spectus for a Trust.

          K.   Section 3.14 shall be added as follows:

          Section 3.14. Deferred Sales Charge. If the prospectus for a Trust specifies a Deferred Sales
     Charge, the Trustee shall, on the dates specified in and as permitted by the prospectus, withdraw from the Income Account if such account is designated in the prospectus as the source of the payments of the De-ferred Sales Charge, or to the extent funds are not available in that account or if such account is not so designated, from the Principal Account, an amount per Unit specified in the prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Deferred Sales Charge will be distributed to the Depositor. If the Income
     Account is not designated as the source of the De-ferred Sales Charge payment or if the balances in the Income and Principal Accounts are insufficient to make any such withdrawal, the Trustee shall, as di-rected by the Depositor, either advance funds, if so agreed to by the Trustee, in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or the Principal Account, sell
     Securities and credit the proceeds thereof to such special Depositor's account or credit Securities in kind to such special Depositor's Account. Such di-rections shall identify the Securities, if any, to be sold or distributed in kind and shall contain, if the Trustee is directed by the Depositor to sell a Secu-rity, instructions as to execution of such sales. If a Unit Holder redeems Units prior to full payment of the Deferred Sales Charge, the Trustee shall, if so provided in the prospectus, on the Redemption Date, withhold from the Redemption Price payment to such

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     Unit Holder an amount equal to the unpaid portion of
     the Deferred Sales Charge and distribute such amount to such special Depositor's account or, if the De-positor shall purchase such Unit pursuant to the terms of Section 5.02 hereof, the Depositor shall pay the Redemption Price for such Unit less the unpaid portion of the Deferred Sales Charge. The Depositor may at any time instruct the Trustee to distribute to the Depositor cash or Securities previously credited to the special Depositor's account.

          L. The Distribution Agency Agreement is amended to be applicable to the Morgan Stanley Dean Witter Select Eq-uity Trust, The Competitive Edge Best Ideas Portfolio se-ries.

          M. Reference to "Dean Witter Select Equity Trust" is replaced by "Morgan Stanley Dean Witter Select Equity
     Trust".

                              II.

             SPECIAL TERMS AND CONDITIONS OF TRUST


          The following special terms and conditions are hereby agreed to:

          A.   The Trust is denominated Morgan Stanley Dean
Witter Select Equity Trust, The Competitive Edge Best Ideas
Portfolio Series 99-1 (the "Best Ideas Trust").

          B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

          C.   The term, "Depositor" shall mean Dean Witter
Reynolds Inc.

          D. The aggregate number of Units referred to in Sections 2.03 and 9.01 of the Basic Agreement is 25,000 for the Best Ideas Trust.

          E. A Unit is hereby declared initially equal to 1/25,000th for the Best Ideas Trust.

          F.   The term "In-Kind Distribution Date" shall mean April
17, 2000.



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          G.   The term "Record Dates" shall mean June 1, 1999, and
May 8, 2000 and such other date as the Depositor may direct. (Such dates are set forth for the purposes of dis-tribution to Unit
Holders. Trust expenses shall be paid quar-terly.)

          H.   The term "Distribution Dates shall mean June 15,
1999 and on or about May 15, 2000 and such other date as the Depositor may direct. (Such dates are set forth for the purposes of distribution to Unit Holders. Trust expenses shall be paid quarterly.)

          I.   The term "Termination Date" shall mean May 8, 2000.

          J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

          K.   The Trustee's Annual Fee as defined in Section
6.04 of the Indenture shall be $0.80 per 100 Units.

          L. For a Unit Holder to receive an "in-kind" dis-tribution during the life of the Trust, such Unit Holder must tender at least 25,000 Units for redemption. There is no mini-mum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution on the In-Kind Date or in connection with a rollover.

          M. The Indenture is amended to provide that the pe-riod during which the Trustee shall liquidate the Trust Securi-ties shall not exceed 14 business days commencing on the first business day following the In-Kind Date.

      (Signatures and acknowledgments on separate pages)
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          The Schedule of Portfolio Securities in the prospectus
included in this Registration Statement is hereby incorporated by reference herein as Schedule A hereto.